For Immediate Release


Contact:  Darrell Atkin                      Beth Johnson
          Excalibur Technologies             Phase Two Strategies
          619-625-7900  ext. 419             415-772-8419
          datkin@excalib.com                 6130697@mcimail.com


   Excalibur Technologies To Merge with ConQuest Software

      Text and Multimedia Information Retrieval Leaders
    Join Forces to Expand Products, Channels and Markets

San Diego, CA (July 6, 1995) -- Excalibur Technologies Corporation, a leader in multimedia information retrieval software announced today that it has signed a definitive agreement to merge with ConQuest Software, Inc., a leading provider of advanced text management software. Excalibur will remain the surviving corporation with the management and product sets of both companies retained going forward. The merger has been approved by both boards of directors and is subject to final approval by ConQuest shareholders and an opinion letter to account for the transaction as a pooling of interests. ConQuest is a privately held company based in Columbia, Maryland.

The merger will bring together a combination of search and retrieval technologies, market coverage and management teams positioned to serve the rapidly growing markets for online and Internet publishing, document management, business and government intelligence and other document-driven applications. With the integration of the Companies' technologies, the market will benefit from a comprehensive toolset for text, image and multimedia information management.

The merger provides that Excalibur will issue approximately
1.4 million restricted shares of its common stock and 570,000 restricted stock options to the ConQuest shareholders in exchange for their ConQuest stock and options. ConQuest reported audited results for 1994 of approximately $1.8 million in revenue and $4.4 million in expenses.

Mike Kennedy, CEO of Excalibur, will be CEO of the combined companies. Edwin Addison, President and CEO of ConQuest will assume the post of Executive Vice President. Mr.
Addison will also become a member of the Excalibur board of directors.

"The integration of Excalibur's adaptive pattern recognition and ConQuest's semantic network technologies, along with the strengths of our respective toolsets, will create the most advanced architecture and product suite in the market," said Mike Kennedy, CEO of Excalibur Technologies. "This merger will add significant technology to Excalibur EFS, our flagship document imaging product, including the addition of natural language search techniques and the ability to create real-time user profiles. Excalibur intends to deliver a powerful follow-on to Excalibur EFS that is completely modular, with open interfaces, in a highly scaleable client/server package. This product will be developed with protection of the investment of our current Excalibur EFS customer base as a primary objective."

Edwin R. Addison, President and CEO of ConQuest, said, "One of the reasons for selecting Excalibur as a merger partner is for the synergy between our products, technology and management. The ConQuest semantic network searching capability and profiling provide valuable enhancements to the Excalibur product set. Likewise, Excalibur's image server will be a complementary component to ConQuest for client/server applications requiring content-based access to both text and images. This strong combination of information retrieval technologies should help Excalibur achieve its goal of becoming the leading provider of information retrieval technology for business and government customers."

Excalibur's customer list of over 500 customers includes many leading corporations (Ford, Boeing, IBM, Amgen, NYNEX) in addition to numerous agencies in Federal, State and local governments. Having adopted a strong channels distribution strategy, Excalibur now has a worldwide distribution network consisting of over 130 authorized VARs, Systems Integrators and OEMs in over 50 countries.

Founded in 1989, ConQuest brought to market scalable, commercial systems in 1993. Since then, ConQuest's enabling technology has attracted major customers and partners seeking to build and implement new text processing applications. ConQuest has recently closed major agreements with ADP's Brokerage Information Services Group, and with two leading business information publishers, whose identity is confidential.

ConQuest's markets include major corporate and government customers who produce and/or use very large and diverse text databases. ConQuest's text management tools drive such diverse information services as Infonautics' Homework Helper on Prodigy, the federal government's Global Change-Assisted Search for Knowledge on the World Wide Web, and Physicians' Online. The company's semantic approach to text retrieval, advanced client/server design, and robust integration tools have been the determining factors in winning major customers and partners in electronic publishing, litigation support, and business and government intelligence.

Pending ratification of the merger agreement by ConQuest shareholders, Excalibur will make further announcements regarding product integration, pricing and availability, and marketing.

About Excalibur Technologies

Headquartered in San Diego, Calif., Excalibur Technologies Corporation is a leading software developer dedicated to improving the way industry manages and retrieves information. The company's pattern recognition technology -
- - APRP(TM)-- forms the basis for a product line of software applications and toolkits that allow software developers and end users to manage and retrieve digital information including text and images. Future applications may include sound and full-motion video. Additional information about its products can be found on Excalibur's homepage on the World Wide Web which can be accessed over the Internet at http://xrs.com. Excalibur was founded in 1980 and is a publicly-held corporation trading under NASDAQ (EXCA). For more information, contact Excalibur in North America at 619-625-7900, or in the United Kingdom at 44-1344-893-444.

About ConQuest Software, Inc.

ConQuest Software delivers natural language text management software tools to meet the business challenges of publishers, vendors and information end-users. ConQuest products are driving new solutions for Internet access to heterogeneous information libraries, competitive intelligence, open source research, real-time news management, intelligent publishing, litigation support, market research and other key, text-intensive applications.
ConQuest delivers real-time profiling and retrospective retrieval engines, full Boolean, statistical, heuristic and word meaning-based concept search technologies, semantic network knowledgebases, and a complete set of application development tools.


                            # # #

Excalibur Technologies Corporation and the Excalibur Logo are registered trademarks of Excalibur Technologies Corporation. APRP is a trademark of Excalibur Technologies Corporation. ConQuest is a registered trademark of ConQuest Software, Inc. Other brands or product names are trademarks or registered trademarks of their respective holders and should be treated as such.